Exhibit (l)(1)

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

December 12, 2006

Aberdeen Australia Equity Fund, Inc.

800 Scudders Mill Road

Plainsboro, New Jersey 08536

Re:	Aberdeen Australia Equity Fund, Inc.:
Registration Statement on Form N-2
1940 Act File No. 811-04438

Ladies and Gentlemen:

We have acted as counsel to Aberdeen Australia Equity Fund, Inc., a Maryland corporation (the “Fund”), in connection with the above-captioned registration statement (“the “Registration Statement”) filed with the Securities and Exchange Commission under Rule 462(b) on December 12, 2006. The Registration Statement relates to the offer and sale of 258,000 shares (the “Shares”) of common stock, $.01 par value per share, of the Fund.

In connection with our representation of the Fund, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement, and all amendments thereto (the “Registration Statement”), relating to the Shares and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act and the 1940 Act;

2.    The charter of the Fund (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.    The Amended and Restated Bylaws of the Fund, certified as of the date hereof by an officer of the Fund;

4.    Resolutions (the “Resolutions”) adopted by the Board of Directors of the Fund (the “Board of Directors”) relating to the authorization of the sale and issuance of the Shares, certified as of the date hereof by an officer of the Fund;

5.    A certificate executed by an officer of the Fund, dated as of the date hereof; and

Boston Charlotte Harrisburg Hartford New York Newport Beach Palo Alto Philadelphia Princeton San Francisco Washington DC Brussels Frankfurt London Luxembourg Munich Paris

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6.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Fund) is duly authorized to do so.

3.    Each of the parties (other than the Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will be issued for a price per Share equal to or exceeding the net asset value per Share.

6.    Prior to the issuance of any of the Shares, the Board of Directors or a pricing committee of the Board of Directors will determine the number, and certain terms of issuance, of such Shares (the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Fund is then authorized to issue under the Charter), when and if delivered against payment therefor in

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accordance with the Resolutions and the Corporate Proceedings, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion as to matters governed by any laws other than the laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP